UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2011
APACHE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-4300 (Commission File Number)	41-0747868 (I.R.S. Employer Identification No.)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 20, 2011, the Board of Directors (the “Board”) of Apache Corporation (the “Company”) increased the size of the Board from thirteen persons to fourteen persons and appointed Mr. William C. Montgomery as a new director. Mr. Montgomery was appointed to fill the vacancy created by the increase in the size of the Board and will serve as director with a term expiring at the Company’s 2013 annual meeting of stockholders. The Board has not yet determined the committee to which Mr. Montgomery will be appointed. On September 20, 2011, the Company issued a press release announcing this appointment, a copy of which is filed herewith as Exhibit 99.1.
For his service, Mr. Montgomery will receive compensation that is commensurate with that received by the Company’s other non-employee directors, although the annual retainer will be pro-rated to reflect his length of service in 2011. The description of such compensatory arrangements under the caption “Director Compensation” in the Company’s definitive proxy statement, filed with the SEC on April 7, 2011, is incorporated by reference herein.
Mr. Montgomery has (i) no arrangements or understandings with any other person pursuant to which he was elected for the position described above and (ii) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Mr. Montgomery previously served until April 2011, as a partner in the investment banking division of Goldman, Sachs & Co. (“Goldman”). Goldman and its affiliates, usually as part of a larger underwriting group or syndicate, have engaged in investment banking, commercial banking services, and other commercial dealings in the ordinary course of business with the Company for which they have received customary fees and commissions. Mr. Montgomery has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K other than through his former employment by Goldman.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Apache Corporation, dated September 20, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Date: September 22, 2011	/s/ Thomas P. Chambers
Thomas P. Chambers
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Apache Corporation, dated September 20, 2011.